Exhibit 10.1

March 24, 2023

Dear Vikram Atal:

I am pleased to formally extend an offer of employment to you for the position of President and Chief Executive Officer (“CEO”) of PRA Group, Inc. (the “Company”). The essential details of our offer are outlined below:

•Start Date – We would like you to start on March 27, 2023, or as soon thereafter as possible (“Effective Date”). This position requires a written, 90-day advance notice to me or the Company’s General Counsel should you decide to terminate your employment with the Company.

•Base Salary – This position provides an annual base salary of $950,000, which will be payable on a bi-weekly basis, less applicable state and federal taxes, and any voluntary deductions. This position is classified as “exempt” status under the Fair Labor Standards Act, which means that you will not be eligible for overtime pay.

•Bonus Compensation – This position provides for an annual bonus as set forth in the Company’s Annual Bonus Plan, provided that the target bonus for the year ending December 31, 2023 (“FYE 2023”) shall be $950,000.

•Equity Awards – This position provides equity awards pursuant to the Company’s 2022 Omnibus Incentive Plan. For FYE 2023, you will be awarded restricted stock units valued at $1,500,000 on the date of grant, which will vest ratably over a 3-year period beginning with the first anniversary of the grant date. If your employment is terminated as a result of the Board of Directors (“Board”) naming a new CEO and the completion of an agreed upon transition period, any unvested tranches of this equity award will vest immediately upon the date of your termination. Note that this equity award will also vest in the case of death, disability, or a qualifying termination in connection with a change in control, consistent with the Company’s standard grant practices. All subsequent equity awards will be determined by the Compensation Committee of the Company’s Board.

•Expenses – You will be reimbursed for expenses pursuant to the Company’s reimbursement policies for any reasonable out-of-pocket business travel and entertainment expenses incurred or expended by you in connection with the performance of your duties as President and CEO.

•Relocation Allowance – You will be provided a gross housing allowance of $150,000, less applicable withholding taxes, payable no later than 45 days after the Effective Date to cover your expenses related to corporate housing, furniture, moving/relocation, a vehicle, internet services, travel between Virginia and New York through the December 31, 2023, and other related items.
•Policies and Oversight – You agree to abide by the Company’s rules, regulations, instructions, personnel practices and policies and any changes therein that may be adopted from time to time by the Company. This position reports directly to the Company’s Board.

•Best Efforts/Exclusivity – You agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as the President and CEO.

•Onboarding Process – During your first week with the Company you will be assisted with any onboarding procedures relevant to your position. Federal law requires that we examine documentation of your employment eligibility within three business days after you begin work. As such, please bring proof of your legal right to work in this country.

•Professional Development – The Company is dedicated to empowering its employees at every level to do their best work and thrive in their roles. We appreciate that professional development increases employee effectiveness at work and enhances their contribution to the Company’s business. As such, as part of your professional development, the Company will provide as a benefit, one year of executive coaching to ensure your and the Company’s success.

•Benefit Plans – You will be eligible to (i) receive any employee benefits provided by the Company to its employees, including, but not limited to, life insurance, disability insurance and sick leave; (ii) participate in employee benefit programs as may be offered by the Company to other similarly situated employees, including medical, prescription drug, dental and vision benefits; and (iii) participate in all of the Company’s other benefit plans and retirement plans, which may be in effect from time to time or may hereafter be adopted by the Company, in all cases subject to the terms and conditions (including but not limited to eligibility requirements) of such plans and programs.

•Paid Time Off (“PTO”) – As an employer-provided benefit, the Company grants employees compensation for personal time off, vacation days, federal holidays, sick leave, and maternity & paternity leave in the form of PTO You will be entitled to PTO during each calendar year of employment consistent with the Company’s PTO policies then in effect and your position with the Company, but in no event shall you be entitled to fewer than 25 PTO days in any calendar year.

•Confidentiality/Non-Disclosure – By signing below, you acknowledge and agree that the nonpublic information, observations and data relating to the Company’s business, or any of its respective subsidiaries or affiliates (each a “Protected Party” and, collectively, the “Protected Parties”) that you may obtain either before or after the date hereof are the property of the Protected Party to which such information, observations and data relate. You hereby agree that you will not disclose or use at any time, before, during or after your employment with the Company, any Confidential Information (as defined below) of which you are or you become aware, whether or not such information is developed by you, except to the extent that such disclosure or use is directly related to and required by your performance of your employment duties. You hereby agree that you will take all reasonably appropriate steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. In connection with the performance of your employment duties hereunder, you will also comply with all applicable privacy policies and applicable law.

The term “Confidential Information” means any and all non-public information that is used, developed or obtained from or with respect to a Protected Party in connection with the Company or such Protected Party’s business. Confidential Information will not include any information that has been published in a form generally available to the public or is otherwise in the public domain prior to the date any such information was disclosed by you (unless published by you in violation of the terms of this letter)

•Non-Compete – You acknowledge and agree that your services as the President and CEO of the Company will be of special, unique, extraordinary and intellectual character and will place you in a position of confidence and trust with respect to the Company’s business operations. Accordingly, it is specifically agreed that during your employment with the Company and for the succeeding eighteen (18) months after your employment with the Company ends, (collectively, the “Restricted Period”), you shall not compete directly with the Company by rendering professional services to any other similarly situated company in the United States, during the Restricted Period. Because of the limited number of organizations in the debt collection business, you agree that the geographic area is reasonably related to the competitive area of debt collection companies.

Nothing contained herein, however, shall be construed to prohibit you from gaining employment as a President and/or CEO or in any other capacity with employers outside of the debt collection business, during the Restricted Period or after the Restricted Period. You represent and warrant that your background, training and experience are such that the restrictions contained in this paragraph shall not result in an inability for you to pursue a livelihood and that other alternatives of earning an acceptable living are reasonably available. You acknowledge that remedies at law would be inadequate to protect the Company in the event of a breach of this provision and agree that the Company shall be entitled to seek injunctive relief against a breach or threatened breach by you. The existence of any claim or cause of action by you against the Company whether predicated on your employment with the Company or otherwise, shall not constitute a defense to the enforcement of this restrictive covenant.

You have had the opportunity to seek legal counsel prior to signing this offer letter and your signature evidences your full knowledge of and consent to the restrictions contained in this section.

Please understand that this is an offer of at-will employment and your employment may be terminated by you or the Company at any time.

Vik, we are confident that you will make a substantial and immediate contribution to the Company and through your dedication and commitment as the President and CEO, will lead the company to new heights. Welcome aboard!

If you require any additional information or have questions, please do not hesitate to contact me directly.

PRA GROUP, INC.

/s/ Steve Fredrickson
Steve Fredrickson
Chairman, Board of Directors

/s/ LaTisha Owens Tarrant
LaTisha Owens Tarrant
General Counsel and
Chief Human Resources Officer

Signature of Acceptance

/s/ V Atal____________________
Vikram A. Atal

Date:    April 13, 2023